Exhibit 10.2

Property Lease Agreement

This Property Lease Agreement (this “Agreement” or “Lease”), dated March 16, 2023 (“Effective Date”), is entered into between MGT Capital Investments, Inc., a Delaware corporation (“Landlord”), and Minerset Farms Inc., a Delaware corporation (“Tenant”), and together with Landlord, the “Parties,” and each, a “Party.”

WHEREAS, Landlord is in the business of, among other things, mining Bitcoin and providing services to manage and operate bitcoin mining business on behalf of the owners of bitcoin mining hardware;

WHEREAS, Landlord owns a 6 acre property at 2076 Foster Mill Drive, LaFayette, GA 30728 suited for the purpose of mining Bitcoin and other cryptocurrencies, complete with electrical and internet infrastructure (the “Property”);

WHEREAS, Tenant desires to lease portions of the property to conduct Tenant’s cryptocurrency mining operations, which shall include, from time to time, mining with Tenant’s equipment or the equipment of Tenant’s customers, or managing the equipment of third parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Lease of Premises. Landlord, in consideration of the covenants and agreements to be performed by Tenant, and upon the terms and conditions hereinafter stated, does hereby agree to rent and lease unto Tenant, and Tenant does hereby rent and lease from Landlord, such usable space on which Tenant may deploy a shipping container, not to exceed 40 feet in length and 8 feet in height (each, a “Space”). Landlord agrees to provide a stable footing for each Space, internet connectivity, running water, and access from a Landlord’s transformer to the Tenant’s containers in a capacity not to exceed 1.0 MW of power load per Space. The Property contains 10.0 MW of available power load with sufficient available capacity to support the Tenant’s operations in all Spaces during the Term of the Lease. Tenant will have 24/7 access to common facilities, such as security cameras, repair facility, restroom, trash disposal, parking, and other similar areas within the Property, with the specific exclusion of the IT room, unless authorized by Landlord.

2.	Term and Termination. This Lease is effective as of the Effective Date for a period of twenty-four (24) months. During the Term, in the event of an escalation of the Electric Rate to more than $0.065 per kWh, Tenant has a 30-day decision window (the “Window”) to determine whether to keep operating or to cease mining. Rental Payments will be suspended during this Window.

3.	Rental Payments. For each Space, Tenant agrees to pay $5,000 per month in advance (“Rent). Rent shall commence as each Space is energized from the transformer. In addition, Tenant shall remit to Landlord a refundable security deposit of $5,000 prior upon execution of this Lease (“Security Deposit”). Security deposit shall be promptly refunded to the Tenant at of the termination of this Lease, with adjustments for any amounts due to Landlord under the Lease. This Lease will be binding on both parties for Eight (8) Spaces with exclusive rights to 4 transformers, with an additional Two (2) Spaces available to Tenant under the same terms and conditions of this lease.

4.	Electricity Payments. As further memorialized in Appendix A, Tenant agrees to pay, pre-pay, hedge, or otherwise insulate Landlord from the economic risk of electricity consumed by the Tenant. Any deposits required by the City of LaFayette or other entities will be satisfied by Tenant, and Tenant will retain ownership rights of any such deposits. Tenant shall be solely responsible for negotiating and paying its electricity usage charges, whether by direct payment to the electricity provider or by pass-through payments to Landlord. In no event shall Landlord be financially liable for electricity consumed by Tenant. Notwithstanding anything in this Section 4, Failure by the Tenant to pay Electricity Payments will permit Landlord to shut off electricity supply to the Tenant without notice.

5.	Operating Expenses. Landlord agrees to provide one site manager during business hours, in addition to paying for fees relating to internet connectivity, water, landscaping and common area maintenance. Landlord shall also pay for repairs needed to perform its services under this lease. Tenant agrees it is responsible for all entry and exit moving expenses (including, but not limited, to labor and materials to enable the electrical connection of Tenant containers, and rental of heavy equipment such as forklifts and crane), as well as ongoing labor requirements beyond the one site manager. Landlord will use best commercial efforts to locate local contractors and equipment at Tenant’s request.

6.	Service Level Agreement. Unless requested by Tenant during a Window period, or otherwise required for safety purposes, Landlord shall maintain 24/7 availability of its Property and services provided to the Spaces, including electricity, water and internet connectivity. In the event these services are unavailable to the Tenant for a period cumulatively totalling over 5 hours in any month a pro-rata credit of the Rental Payment shall be given to Tenant.

7.	Use Rules. Landlord acknowledges and agrees that the Tenant shall have the right to use the Property for conducting its cryptocurrency mining operations as well as for general administrative and maintenance office space purposes.

8.	Repairs.

(a)	Landlord shall maintain in good order and repair, subject to normal wear and tear and subject to casualty and condemnation, the Property and Spaces, and the Property’s parking facilities, the public areas and the landscaped areas. Notwithstanding the foregoing obligation, the cost of any repairs or maintenance to the foregoing necessitated by the intentional acts or negligence of Tenant or agents, will be borne solely by Tenant. Landlord is not required to make any repairs or improvements to the Property except structural repairs necessary for safety and tenantability.

(b)	Tenant covenants and agrees that it will take good care of the Property and Spaces and all alterations, additions and improvements thereto and will keep and maintain the same in good condition and repair, except for normal wear and tear. Tenant shall at once report, in writing, to Landlord any defective or dangerous condition known to Tenant. To the fullest extent permitted by law, Tenant hereby waives all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Property as may be provided by any law, statute or ordinance now or hereafter in effect. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Property or any part thereof, except as specifically and expressly herein set forth.

9.	Landlord’s Right of Entry. It is expressly understood that Landlord will occupy the Property, and its agents, employees and independent contractors will have the right to enter the Property at any time.

10.	Insurance. Tenant shall procure at its expense and maintain throughout the Lease Term a policy or policies of special form/all risk insurance insuring the full replacement cost of its furniture, fixtures, equipment, supplies, and other property owned, leased, held or possessed by it and contained in the Property, together with the excess value of the improvements and betterments to the Property, and worker’s compensation insurance as required by applicable law. Tenant shall also procure at its expense and maintain throughout the Lease Term a policy or policies of commercial general liability insurance, insuring Tenant, Landlord and any other Person designated by Landlord, against any and all liability for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Property, or arising out of the condition, use, or occupancy of the Property, or in any way occasioned by or arising out of the activities of Tenant or any of Tenant’s Agents in the Property, with the limits of such policy or policies to be in combined single limits for both damage to property and personal injury and in amounts not less than One Million Dollars ($1,000,000.00) for each occurrence and an aggregate of not less than Two Million Dollars ($2,000,000.00). An umbrella policy can be used to satisfy this limit requirement. Landlord shall procure at its expense and maintain throughout the Lease Term a policy or policies of special form/all risk insurance insuring the full replacement cost of its furniture, fixtures, equipment, supplies, and other property owned, leased, held or possessed by it and contained in the Property together with the excess value of the improvements and betterments to the Property, and worker’s compensation insurance as required by applicable law.

11.	Representations and Warranties of Tenant. Tenant hereby represents and warrants as of the date hereof to Landlord as follows:

(a)	Organization; Authority. Tenant is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Agreement and performance by Tenant have been duly authorized by Tenant. This Lease together with any affiliated documents have been duly executed by Tenant and, when delivered by Tenant in accordance with the terms hereof, will constitute the valid and legally binding obligation of Tenant, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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(b)	Experience of Tenant. Tenant, either alone or together with its representatives or general partner, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in this Agreement.

(c)	Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, Tenant has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with Tenant, such as a managing member of Tenant, executed any purchases or sales, including Short Sales, of the securities of Landlord during the period commencing as of the time that Tenant first received a term sheet (written or oral) from Landlord or any other Person representing Landlord setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Tenant has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

12.	Representations and Warranties of Landlord. Landlord hereby makes the following representations and warranties to Tenant as of the date hereof:

(a)	Organization, Good Standing and Qualification. Landlord is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business.

(b)	Authorization; Enforceability. Landlord has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of Landlord, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by Landlord. This Agreement has been duly executed and delivered by Landlord and constitutes a legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)	Licenses. Landlord and its subsidiaries have sufficient licenses, permits and other governmental authorizations currently required for provision of the Services contemplated herein and are in all material respects in compliance therewith.

(d)	Landlord is not aware of any material defect on the Property that would affect the health and safety of an ordinary person or any environmental hazard on or affecting the Property that would affect the health or safety of an ordinary person.

(e)	Landlord covenants that Tenant will enjoy possession and use of the leased premises free from material interference.

13.	Limitation of Liability.

a.	IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND (D) THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

b.	IN NO EVENT SHALL LANDLORD’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE AGGREGATE AMOUNTS PAID TO LANDLORD FOR THE SERVICES PROVIDED HEREUNDER.

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14.	Indemnification. Each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, incurred by an Indemnified Party relating to any claim of a third party arising out of or occurring in connection with the gross negligence or wilful misconduct of either Party. Neither Party shall enter into any settlement without the Indemnified Party’s prior written consent.

15.	Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

16.	Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and to the other Party at its email address or address set forth on the signature page hereto (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices may be delivered by personal delivery, nationally recognized overnight courier, certified or registered mail or email. Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

17.	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.	Amendments. No amendment to or modification of or rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by each Party.

19.	Waiver. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

20.	Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

21.	Assignment. Tenant shall not assign, transfer, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of Landlord. Landlord may at any time assign, transfer, delegate or subcontract any or all of its rights or obligations under this Agreement subject to Tenant’s prior written consent, not to be unreasonably withheld. Any purported assignment, transfer, delegation or subcontract in violation of this Section shall be null and void. No assignment, transfer, delegation or subcontract shall relieve Tenant of any of its obligations hereunder.

22.	Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

23.	No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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24.	Landlord shall not, by virtue of this Lease, in any way or for any purpose, be deemed to be a partner of Tenant in the conduct of Tenant’s business upon, within or from the Premises or otherwise, or a joint venturer or a member of a joint enterprise with Tenant, and vice-versa. .

25.	Choice of Law; Venue. This Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either Party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, the prevailing Party in such action, suit or proceeding shall be reimbursed by the other Party for its reasonable attorneys’ fees and other costs and expenses incurred in connection with the investigation, preparation and prosecution of such action or proceeding unless the Parties have specific arrangement in that regard in a settlement thereof.

26.	Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including exhibits, schedules, attachments and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments or appendices attached to this Agreement, or the transactions contemplated hereby.

27.	Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

28.	Force Majeure. Any delay or failure by either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars, acts of terrorism, strikes, labor stoppages or slowdowns or other industrial disturbances, and shortage of adequate power or transportation facilities).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Tenant: Minerset Farms Inc.	Landlord: MGT Capital Investments, Inc.

By:	By:
Name:	Name:	Robert Ladd
Title:	Title:	President and CEO
Email for Notices:	Email for Notices: rladd@mgtci.com
Address:	Address:	150 Fayetteville Street, Suite 1110,
Raleigh, NC 27601

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[SIGNATURE PAGE TO PROPERTY LEASE AGREEMENT]

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ApPENDIX A

(to Property lease agreement dated march 16, 2023)

Pursuant to Section 4 herein, Tenant agrees to pay, pre-pay, hedge, or otherwise insulate Landlord from the economic risk of electricity consumed by the Tenant. Any deposits required by the City of LaFayette or other entities will be satisfied by Tenant, and Tenant will retain ownership rights of any such deposits. Tenant shall be solely responsible for negotiating and paying its electricity usage charges, whether by direct payment to the electricity provider or by pass-through payments to Landlord. In no event shall Landlord be financially liable for electricity consumed by Tenant. Notwithstanding anything in this Section 4, Failure by the Tenant to pay Electricity Payments will permit Landlord to shut off electricity supply to the Tenant without notice.

Landlord acknowledges that any funds received from Tenant designated “Electricity Deposit” (“Deposit”) shall be promptly remitted to Landlord’s Letter of Credit account in favor of the City of LaFayette held at Bank of LaFayette (the “Account”).

The terms and conditions of any Deposit shall be governed by the terms of the Account, and generally require a written release by the City of LaFayette to retake unencumbered ownership of the funds.

Landlord further acknowledges that Deposit funds received from Tenant shall be offset on the Landlord’s books and records with a corresponding liability owed to Tenant. Landlord shall take no actions to circumvent the intent that Deposit funds are the property of the Tenant.

It is acknowledged by the Parties that the amount of Deposit required may vary from time to time, and the Tenant has responsibility for timely action to reflect any changes.

It is finally acknowledged by the Parties that on or about the Effective Date, Tenant has or will wire $228,913, reflecting the initial Deposit negotiated between Tenant and the City of LaFayette for 5 MW of electrical usage. Landlord represents that the entire amount has been deposited into the Account for the purposes herein.

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